Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Asma Emneina	Don Duffy
	(650) 565-7791	(650) 565-7740
	asma@financialengines.com	ir@financialengines.com
Financial Engines Reports Third Quarter 2010 Financial Results
Assets Under Management Increase to $34 Billion
Financial Engines Raises Outlook for 2010 Revenue and Profitability
PALO ALTO, Calif. — November 8, 2010 — Financial Engines (NASDAQ: FNGN), the leading independent provider of investment management and advice to employees in retirement plans, today reported financial results for its third quarter ended September 30, 2010.
Financial results for the third quarter of 2010 compared to the third quarter of 2009:i
•	Revenue increased 31% to $28.8 million for the third quarter of 2010 from $22.0 million for the third quarter of 2009

•	Professional Management revenue increased 46% to $19.9 million for the third quarter of 2010 from $13.6 million for the third quarter of 2009

•	Net income was $53.4 million, or $1.15 per diluted share, for the third quarter of 2010, due in part to an income tax benefit of $49.9 million, compared to net income of $2.1 million, or $0.06 per diluted share, for the third quarter of 2009

•	Non-GAAP Adjusted Net Income[i] increased 57% to $4.7 million for the third quarter of 2010 from $3.0 million for the third quarter of 2009

•	Non-GAAP Adjusted Earnings Per Share[i] were $0.10 for the third quarter of 2010 compared to $0.07 for the third quarter of 2009

•	Non-GAAP Adjusted EBITDA[i] increased 27% to $7.1 million for the third quarter of 2010 from $5.6 million for the third quarter of 2009
Key operating metrics as of September 30, 2010:ii
•	Assets under contract (“AUC”) were $344 billion

•	Assets under management (“AUM”) were $34.0 billion

•	Members in Professional Management were 463,000

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 11.9%iii

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

ii	Operating metrics include both advised and subadvised relationships.

iii	Please see information regarding enrollment rates and the component AUC in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Prospectus dated March 15, 2010, which is on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which will be filed with the SEC in the fourth quarter of 2010.

“Financial Engines increased its assets under management by 45% and our revenue by 31% year over year,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “When we started the business fourteen years ago, we bet on the long-term trends of demographics and the growing importance of the 401(k), and these trends continue to fuel our growth.”
Review of Financial Results
Total revenue increased 31% to $28.8 million for the third quarter of 2010 from $22.0 million for the third quarter of 2009. The increase in revenue was driven primarily by the growth in Professional Management revenue, which increased 46% to $19.9 million for the third quarter of 2010 from $13.6 million for the third quarter of 2009.
Total costs and expenses increased 32% to $25.6 million for the third quarter of 2010 from $19.4 million for the third quarter of 2009. The increase was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, headcount growth, cash compensation increases, non-cash stock compensation increases and expenses to support operations as a public company. As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 35% for the third quarter of 2010 from 34% for the third quarter of 2009, due primarily to an increase in data connectivity fees driven largely by an increase in professional management revenue, as well as contractual increases in plan provider fees as a result of achieving an AUM milestone.
Income from operations was $3.2 million for the third quarter of 2010 compared to $2.6 million for the third quarter of 2009. As a percentage of revenue, income from operations was 11% for the third quarter of 2010 compared to 12% for the third quarter of 2009.
Net income was $53.4 million, or $1.15 per diluted share, for the third quarter of 2010 compared to $2.1 million, or $0.06 per diluted share, for the third quarter of 2009. Net income includes an income tax benefit of $49.9 million due to the release of certain valuation allowances. The Company has determined that it is more likely than not that it will realize the benefits of certain deferred tax assets and the valuation allowance was released accordingly.
On a non-GAAP basis, Adjusted Net Incomei was $4.7 million and Adjusted Earnings Per Sharei were $0.10 for the third quarter of 2010 compared to Adjusted Net Income of $3.0 million and Adjusted Earnings Per Share of $0.07 for the third quarter of 2009. For the calculation of Adjusted Net Income, a statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented effective with this earnings release and subsequent Quarterly Report on Form 10-Q filing.
“Thanks to a strong third quarter, Financial Engines is raising its outlook for the remainder of the year,” said Ray Sims, chief financial officer of Financial Engines. “We remain focused on our long-term objectives for financial and business growth and are making good progress towards those goals.”

Assets Under Contract and Assets Under Management
AUC was $344 billion as of September 30, 2010.
AUM increased by 45% to $34.0 billion as of September 30, 2010 from $23.5 billion as of September 30, 2009. The increase in AUM was driven by net new enrollment into the Professional Management service as well as by market appreciation and contributions.

In billions	Q4’09	Q1’10	Q2’10	Q3’10
AUM, Beginning of Period	$23.5	$25.7	$29.9	$29.4
AUM from net enrollment(1)	1.1	2.8	0.6	1.7
Other(2)	1.1	1.4	(1.1)	2.9

AUM, End of Period	$25.7	$29.9	$29.4	$34.0

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.
Aggregate Style Exposure for Portfolios Under Management
As of September 30, 2010, the aggregate style exposure of the portfolios we managed was approximately as follows:

Cash	5%
Bonds	25%
Domestic Equity	47%
International Equity	23%

Total	100%

Outlook
Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement, expanding the number of plan sponsors, and offering Professional Management to existing online-only sponsors.
Based on financial markets remaining at September 30, 2010 levels, the Company has raised its 2010 revenue estimate to be in the range of $109 million to $111 million, from our previous range of $105 million to $110 million. The Company has also raised 2010 non-GAAP Adjusted EBITDAi to be in the range of $27 million to $28 million, from our previous range of $24 million to $26 million.
Based on financial markets remaining at September 30, 2010 levels, we estimate 2011 revenue to be in the range of $133 million to $138 million and 2011 non-GAAP Adjusted EBITDA to be in the range of $35 million to $37 million.
Conference Call
The Company will host a conference call to discuss third quarter 2010 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 523-1194, or, for international callers, (719) 325-2334. A replay will be available beginning one hour after the call and can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 4511568. The replay will remain available until Friday, November 12, 2010 and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income (loss) before stock-based compensation expense, net of tax, the impact of stock dividends issued and certain non-recurring items. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by all weighted-average dilutive common share equivalents outstanding. For all periods, the dilutive common share equivalents outstanding also include on a non-weighted basis the conversion of all preferred stock to common stock, the shares associated with the stock dividend and the shares sold in the initial public offering. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP earnings per share. Non-GAAP Adjusted EBITDA is defined as net income (loss) before net interest (income) expense, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commission and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.
To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines
Financial Engines is the leading independent investment advisor committed to providing everyone the independent retirement help they deserve. The Company helps investors with their total retirement picture by offering personalized retirement plans for saving, investing, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.
Forward-Looking Statements
This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “will,” “expect,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans and growth strategy and the benefits of its non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to introduce new services and accurately estimate the impact of any future services on our business, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 8, 2010 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.
Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

Financial Tables
FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	December 31,	September 30,
	2009	2010
Assets

Current assets:
Cash and cash equivalents	$20,713	$99,455
Accounts receivable, net	17,975	25,190
Deferred tax assets	—	9,079
Prepaid expenses	1,922	2,582
Other current assets	3,391	2,033

Total current assets	44,001	138,339
Property and equipment, net	2,558	3,390
Internal use software, net	8,743	10,858
Long-term deferred tax assets	—	40,825
Other assets	3,050	7,029

Total assets	$58,352	$200,441

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,579	$7,477
Accrued compensation	9,101	10,902
Deferred revenue	7,354	10,681
Bank borrowings	3,333	—
Other current liabilities	72	127

Total current liabilities	27,439	29,187
Long-term bank borrowings	4,722	—
Long-term deferred revenue	1,487	1,561
Other liabilities	438	345

Total liabilities	34,086	31,093

Stockholders’ equity:
Convertible preferred stock, $0.0001 par value — 24,192,000 and 10,000,000 authorized as of December 31, 2009 and September 30, 2010, respectively; 22,441,623 and 0 shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively; aggregate liquidation preference of $139,404 and $0 as of December 31, 2009 and September 30, 2010, respectively	2	—
Common stock, $0.0001 par value — 47,650,000 and 500,000,000 authorized; 10,647,223 and 41,810,049 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	1	4
Additional paid-in capital	182,018	270,501
Deferred compensation	(394)	(81)
Accumulated deficit	(157,361)	(101,076)

Total stockholders’ equity	24,266	169,348

Total liabilities and stockholders’ equity	$58,352	$200,441

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
Revenue:
Professional management	$13,646	$19,927	$34,376	$54,380
Platform	7,602	7,659	22,526	22,022
Other	762	1,176	1,945	2,276

Total revenue	22,010	28,762	58,847	78,678

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	7,546	10,189	21,057	27,387
Research and development	3,967	4,678	11,366	14,138
Sales and marketing	5,328	6,862	16,689	19,734
General and administrative	1,744	2,849	5,359	8,298
Amortization of internal use software	815	974	2,126	2,694

Total costs and expenses	19,400	25,552	56,597	72,251

Income from operations	2,610	3,210	2,250	6,427
Interest expense	(159)	21	(514)	(101)
Interest and other income, net	45	8	304	15

Income before income taxes	2,496	3,239	2,040	6,341
Income tax expense (benefit)	442	(319)	359	(91)
Income tax benefit from release of valuation allowance	—	(49,853)	—	(49,853)

Net income	2,054	53,411	1,681	56,285
Less: Stock dividend	—	—	—	5,480

Net income attributable to holders of common stock	$2,054	$53,411	$1,681	$50,805

Net income per share attributable to holders of common stock
Basic	$0.20	$1.30	$0.17	$1.55
Diluted	$0.06	$1.15	$0.05	$1.16

Shares used to compute net income per share attributable to holders of common stock
Basic	10,080	41,205	9,748	32,695
Diluted	34,729	46,563	34,340	43,900

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2010
Cash flows from operating activities:
Net income	$1,681	$56,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,317	1,350
Amortization of internal use software	2,053	2,557
Stock-based compensation	4,648	5,798
Amortization of deferred sales commissions	853	853
Amortization and impairment of direct response advertising	10	697
Income tax benefit from release of valuation allowance	—	(49,853)
Deferred income taxes	—	(51)
Repayment discount on note payable	(200)	—
Fair value adjustment of convertible warrant	(96)	—
Provision for doubtful accounts	2	128
Loss on fixed asset disposal	5	7
Excess tax benefit associated with stock-based compensation	—	(163)
Changes in operating assets and liabilities:
Accounts receivable	(5,649)	(7,343)
Prepaid expenses	(20)	(622)
Other assets	(1,688)	(4,759)
Accounts payable	(235)	1,088
Accrued compensation	3,726	1,801
Deferred revenue	3,065	3,401
Other liabilities	26	(32)

Net cash provided by operating activities	9,498	11,142

Cash flows from investing activities:
Purchase of property and equipment	(486)	(2,104)
Capitalization of internal use software	(3,355)	(4,474)
Restricted cash	—	(950)

Net cash used in investing activities	(3,841)	(7,528)

Cash flows from financing activities:
Proceeds from term loan payable	9,950	—
Payments on term loan payable	(1,111)	(8,055)
Repayment of note payable	(9,800)	—
Repayment of bank borrowings	(3,500)	—
Payments on capital lease obligations	(12)	(2)
Net share settlements for stock-based awards minimum tax withholdings	(300)	(921)
Excess tax benefit associated with stock-based compensation	—	163
Proceeds from issuance of common stock, net of offering costs	57	83,943

Net cash provided by (used in) financing activities	(4,716)	75,128

Net increase in cash and cash equivalents	941	78,742
Cash and cash equivalents, beginning of period	14,857	20,713

Cash and cash equivalents, end of period	$15,798	$99,455

Supplemental cash flows information:
Income taxes paid, net of refunds	$(89)	$1,182
Interest paid	$525	$184
Non-cash investing and financing activities:
Stock dividend	$—	$5,480
Capitalized stock-based compensation for internal use software	$279	$337
Capitalized stock-based compensation for direct response advertising	$—	$52
Accounts payable for purchases of property and equipment	$69	$235
Accounts payable for initial public offering issuance costs	$6	$—

Financial Engines, Inc.
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Non-GAAP Adjusted EBITDA	2009	2010	2009	2010
	(In thousands)

Net income	$2,054	$53,411	$1,681	$56,285
Interest expense, net	157	(29)	506	86
Income tax expense (benefit)	442	(50,172)	359	(49,944)
Depreciation	412	481	1,317	1,350
Amortization of internal use software	783	921	2,053	2,557
Amortization and impairment of direct response advertising	10	307	10	697
Amortization of deferred sales commissions	298	274	853	853
Stock-based compensation	1,488	1,913	4,648	5,798

Adjusted EBITDA	$5,644	$7,106	$11,427	$17,682

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Non-GAAP Adjusted Net Income	2009	2010	2009	2010
	(In thousands)

Net income	$2,054	$53,411	$1,681	$56,285
Stock-based compensation, net of tax (1)	920	1,182	2,872	3,583
Income tax benefit from release of valuation allowance	—	(49,853)	—	(49,853)

Non-GAAP Adjusted Net Income	$2,974	$4,740	$4,553	$10,015

Non-GAAP Adjusted Earnings Per Share	$0.07	$0.10	$0.11	$0.22

Shares of common stock outstanding	40,695	41,512	40,657	41,333
Dilutive restricted stock and stock options	1,949	5,051	1,900	4,714

Non-GAAP adjusted common shares outstanding	42,644	46,563	42,557	46,047

(1)	For the calculation of Adjusted Net Income, a statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented effective with this earnings release and subsequent Quarterly Report on Form 10-Q filing.